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Exhibit 99.1

[ABIOMED LOGO]

Company Contact:
Edward E. Berger, Ph.D.
Vice President for Strategic Planning and External Communication
(978) 646-1419
 ir@abiomed.com

Investor Relations:
Lippert/Heilshorn & Associates, Inc.
Kim Golodetz
(212) 838-3777
 kgolodetz@lhai.com

Bruce Voss
(310) 691-7100
 bvoss@lhai.com

ABIOMED REPORTS FISCAL FIRST QUARTER FINANCIAL RESULTS
—Net Loss Narrows Substantially on Reduced Operating Expenses—

DANVERS, Mass. (August 11, 2003)—ABIOMED, Inc. (NASDAQ: ABMD) today released financial results for the first quarter of fiscal year 2004 ended June 30, 2003, and commented on significant highlights of the quarter and recent weeks.

        Operating highlights include:

  •
  Reduction of operating expenses company wide, resulting in a 42% decline in net loss

  •
  FDA approval and first sales of the new AB5000™ Circulatory Support System console

  •
  Continuation of the initial clinical trial of the AbioCor® Implantable Replacement Heart on a path to enter domestic commercial distribution under a Humanitarian Device Exemption (HDE), subject to U.S. Food and Drug Administration (FDA) approval

  •
  Reorder revenue and unit shipments of BVS blood pumps up 26% year-over-year

        "During the fiscal first quarter we presented our view of the United States circulatory support patient population, and reaffirmed our intention ultimately to compete in every segment of the circulatory assist and replacement business. All our efforts, both in research and development and in the realignment of the company's operations late last calendar year, are designed to achieve this goal," said Chairman and Chief Executive Officer Dr. David M. Lederman. "We are satisfied that ABIOMED is making progress towards this goal," he continued.

        "We were pleased to have received FDA approval for our AB5000 Circulatory Support System drive and control console, and we began shipping this new product during the quarter. This system is designed to drive one or two BVS® 5000 blood pumps, either in the hospital or for transport of patients between hospitals. The FDA is currently reviewing our next-generation, single-use AB5000 ventricle, designed to operate with the AB5000 console for post-cardiotomy and other short-term bridge-to-recovery patients," Dr. Lederman added.

        Financial results for the first quarter of fiscal year 2004 ended June 30, 2003 are summarized in the attached table, and are detailed in ABIOMED's Form 10-Q filed today with the Securities and Exchange Commission. The following are excerpted from the Company's Form 10-Q filing:

        Product Revenues.    Our BVS product offering is a mature product line that consists primarily of a computer-controlled drive and control console and single-use blood pumps. In the United States we have penetrated over 70% of medical centers that perform more than 500 open-heart procedures per year with our consoles and as a result our primary revenue growth potential in recent years has been from reorders of our BVS disposable blood pumps to existing customers. During the three months ended June 30, 2003, both reorder revenue and unit shipments for these reorder pumps increased by 26% in comparison to the three months ended June 30, 2002. Despite this growth in our BVS blood pump reorder revenues, product revenues decreased by $0.1 million, or 2%, from $5.1 million in the three months ended June 30, 2002 to $5.0 million in the three months ended June 30, 2003. This decrease is primarily due to a reduction in revenues recognized from BVS blood pumps shipped under extended term contracts and reduced orders of consoles and blood pumps to new customers. International sales accounted for 10% and 8% of total product revenue during the three months ended June 30, 2003 and 2002, respectively.

        Cost Of Product Revenues.    Cost of product revenues as a percentage of product revenues was 24% in the three months ended June 30, 2003 compared with 33% in the three months ended June 30, 2002. This reduction for the quarter is due to timing effects related primarily to two factors: 1) the redirection during this fiscal period of indirect manufacturing resources to new products under development that are approaching commercial introduction but continue to be charged to research and development, and 2) a write-down of product inventory during the quarter ended June 30, 2002. We expect moving forward that our overall margins may fluctuate as we commercially introduce our new products.

        Research and Development Expenses.    Research and development expenses decreased by $1.9 million, or 31%, to $4.1 million in the three months ended June 30, 2003, from $6.0 million in the three months ended June 30, 2002. The decrease during the three months ended June 30, 2003 in comparison to the same period a year earlier is primarily related to reductions in material and labor costs associated with development and pilot manufacturing for the AbioCor. Research and development expense during the quarter consisted of continued clinical and development efforts related to the AbioCor, the AbioCor II and our continued efforts to enhance and extend the BVS and new AB5000 product lines.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses decreased by $0.3 million, or 10%, to $3.2 million in the three months ended June 30, 2003, from $3.5 million in the three months ended June 30, 2002. The decrease was primarily attributable to reductions in selling and clinical support expenses as a result of steps we took early in the quarter to streamline our field operatons.

        ABIOMED will be hosting a conference call with analysts and investors to discuss fiscal 2004 first quarter results. This conference call is scheduled for today, August 11, at 11:00 a.m. Eastern Time and may be heard live via our website at www.abiomed.com.

        Based in Danvers, Massachusetts, ABIOMED, Inc. (pronounced "AB'-ee-oh-med") is a leading developer, manufacturer and marketer of medical products designed to assist or replace the pumping function of the failing heart. The Company's AbioCor™ Implantable Replacement Heart is the subject of an initial clinical trial being conducted under an Investigational Device Exemption from the U.S. Food and Drug Administration. The AbioCor has not been approved for commercial distribution, and is not available for use or sale outside of the initial clinical trial. ABIOMED currently manufactures and sells the BVS® and the AB5000 heart assist devices for the temporary support of all patients with failing but potentially recoverable hearts.

        This Release contains forward-looking statements, including statements regarding development of ABIOMED's existing and new products, the plans, timing and clinical results of the AbioCor trial, and the Company's progress toward commercial growth. The Company's actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing and other risks and challenges detailed in the Company's filings with the Securities and Exchange Commission, including the Annual Report filed on Form 10-K. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

ABIOMED, Inc.
FINANCIAL HIGHLIGHTS

CONSOLIDATED OPERATING RESULTS

	Three Months Ended
	June 30, 2003	June 30, 2002
	(In thousands, except per share data)
Product Revenues	$5,013	$5,134
Funded Research and Development	87	172

Total Operating Revenues	5,100	5,306
Cost of Product Revenues	1,222	1,673
R&D Expenses	4,123	6,014
S,G&A Expenses	3,201	3,542

Total Operating Expenses	8,546	11,229
Interest Income and Other	261	423

Net Loss	$(3,185)	$(5,500)

Net Loss per Share	$(0.15)	$(0.26)
Weighted Average Shares Outstanding	21,053	20,952

CONDENSED CONSOLIDATED BALANCE SHEET DATA

	6/30/03	3/31/03
Cash and Marketable Securities	$50,494	$54,449
Current Assets	59,034	63,583
Total Assets	63,559	68,337
Current Liabilities	4,607	6,247
Stockholders' Equity	58,952	62,090

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ABIOMED REPORTS FISCAL FIRST QUARTER FINANCIAL RESULTS —Net Loss Narrows Substantially on Reduced Operating Expenses—
ABIOMED, Inc. FINANCIAL HIGHLIGHTS
CONSOLIDATED OPERATING RESULTS
CONDENSED CONSOLIDATED BALANCE SHEET DATA